Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports First Quarter 2015 Results

Key Highlights:

•	FDA response on amended LuViva PMA application expected by end of May
•	Primary sales focus is international screening markets with large unmet need
•	Several key markets expected to ramp up screening efforts in 2015
•	International market opportunity exceeds $2 billion

Norcross, GA (May 13, 2015) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the first quarter ended March 31, 2015.

Revenue and other income for the first quarter ended March 31, 2015 was approximately $142,000, including approximately $127,000 in sales of LuViva® Advanced Cervical Scan devices and disposables. Related costs of sales and net realizable value expenses were approximately $107,000, which resulted in a gross profit on the device and disposables of approximately $20,000. Contract and grant income was $15,000 in the first quarter of 2015. Revenue for the quarter ended March 31, 2014 was comprised of product sales of approximately $122,000 and contract and grant income of approximately $19,000. The Company reported a gross loss of $70,000 in the year ago period.

Research and development expenses decreased to $373,000 in the first quarter from $607,000 in the first quarter of 2014, primarily related to a reduction in staffing and a transition to product manufacturing.

Sales and marketing expenses decreased to $172,000 in the first quarter, from $283,000 in the year ago period, due to the Company-wide expense reduction and cost savings efforts.

General and administrative costs declined in the quarter to $963,000, down from $1.1 million in the same period last year, due to a continued focus on reducing operating expenses.

The net loss attributable to common stockholders for the first quarter of 2015 was approximately $1.2 million, or $0.01 per share, compared to approximately $1.6 million, or $0.02 per share, in the first quarter of 2014.

Cash on hand at March 31, 2015 was approximately $18,000, as compared to approximately $162,000 at December 31, 2014. Net inventory on hand at the end of the quarter was approximately $1.1 million. After the quarter end, we entered into a subscription agreement to sell an aggregate of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000 in a private placement and, as of May 11, 2015, have closed on the entire $720,000. We continue to focus on keeping a reduced burn rate, which currently stands at approximately $400,000 per month, however, we will likely be required to raise additional funds through public or private financing, new collaborative relationships or grants, if available.

“We continue to work with our distributors in key international screening markets to educate ministries of health and thought leaders on the benefits of LuViva as a front-line tool for the quick and easy detection of the disease that leads to cervical cancer,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “That work is beginning to bear fruit in the Middle East, Latin America and Africa. In Kenya, our distributor was recently awarded a contract with the Nairobi County Health Services Sector to supply the first LuViva® Advanced Cervical Scan for the agency’s cervical cancer screening program. The LuViva was delivered Tuesday of this week and the first patients have undergone scans. We believe this is the first step to what could be a very significant order for the company, as well as a lever to expand throughout Kenya and elsewhere in East Africa.”

“We also have high expectations in the coming weeks and months for Turkey, which remains our largest market to date. We expect to begin receiving reimbursement for LuViva as soon as this quarter, which has the potential to open up the entire Turkish market for us. Key opinion leaders throughout the country have lined up behind LuViva, and in addition to the Ministry of Health, where screening is now set to begin, we are also anticipating additional demand from private hospitals later this year.”

“In addition to Kenya and Turkey, we have begun to see activity in Latin America, including Mexico, where our distributor has applied for a government reimbursement code and Costa Rica, where we recently added a new distributor with ties throughout the region. We just completed a two-week trip to Indonesia, which we believe is another significant screening opportunity for LuViva. Pilot studies are expected to take place over the next few months at three sites.”

“Other evaluations are ongoing in Canada, the Netherlands and Indonesia, with additional studies planned throughout Europe. We have also recently signed a letter of intent to negotiate the exclusive distribution rights for LuViva® in China, including an initial sale of five devices and associated single-use-disposables, which have already been booked in the second quarter. As the second largest medical device market in the world, China is a top market opportunity for LuViva.”

“As we have stated previously, we expect revenue for 2015 to be heavily weighted to the latter half of the year, consistent with the quarterly forecasts from our distributors. We continue to project sales of $3 million for 2015 and we expect large ongoing orders from the developing world, particularly Kenya and Turkey, to drive those sales. We are also on the verge of hearing from FDA on our amended PMA application for LuViva.”

“Our global screening market opportunity in countries where we already have distributors exceeds $2 billion. We expect to see growing demand for LuViva around the world as the year progresses and will continue to work hard to deliver results.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Thursday, May 14, 2015, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 438-5524 or for international callers (719) 325-2484 and referencing Conference ID 3010082.

A replay of the teleconference will be available on http://www.guidedinc.com/investors/. A replay will also be available until May 21, 2015, by dialing (877) 870-5176 or for international callers (858) 384-5517 and using pin number 3010082.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in our prior financings and our ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except per share data	2015	2014
Revenue
Sales – devices and disposables	127	122
Cost of goods sold	107	192
Gross Profit (loss)	20	(70)
Contract and grant revenue	$15	$19
Operating Expenses
Research and development	$373	$607
Sales and marketing	172	283
General and administration	963	1,138
Total	$1,508	$2,028

Operating Loss	$(1,473)	$(2,079)

Other income	6	2
Interest expense	(492)	(27)
Change in fair value of warrants	714	542
Total other income	228	517

Net loss	(1,245)	(1,562)
Preferred Stock Dividends	(31)	(48)
Net Loss Attributable to Common Stockholders	$(1,276)	$(1,610)

Basic and Diluted Net Loss per Share	$(0.01)	$(0.02)

Basic and Diluted Weighted Average Shares Outstanding	97,324	71,451

Selected Balance Sheet Data (Unaudited)

(In thousands)	December 31, 2015	December 31, 2014
Cash & Cash Equivalents	$18	$162
Inventory Working Capital	1,149 (3,588)	1,180 (2,824)
Total Assets	2,560	3,031
Accumulated Deficit	(114,336)	(113,060)
Stockholders’ Equity(Deficit)	(5,018)	(4,465)

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